Exhibit 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of October 20, 2005, is between Captiva Software Corporation, a Delaware corporation (f/k/a ActionPoint, Inc.) (the “Company”), and EquiServe Trust Company, N.A. a National Banking Association (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of September 9, 1997, between the Company and the Rights Agent, as amended (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined, in accordance with Section 30 of the Rights Agreement, that it is advisable for the administration of the Rights Agreement and in the best interest of the Company to amend the Rights Agreement as set forth in this Amendment to ensure (among other things) that neither (a) the approval, execution, delivery, public disclosure or performance of the EMC Merger Agreement or the EMC Voting Agreements (each as defined herein) nor (b) the commencement or consummation of the transactions contemplated by the EMC Merger Agreement (including the Merger, as defined therein) or the EMC Voting Agreements will cause EMC, Epiphany Merger Sub (each as defined herein) or any of their Affiliates or Associates to become an Acquiring Person under the Rights Agreement or result in a Distribution Date, a Flip-In Event nor a Stock Acquisition Date, or otherwise trigger any Rights, under the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to further amend the Rights Agreement as set forth below;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.	Amendment of Section 1.

Section 1 of the Rights Agreement is hereby amended by adding thereto new subsections (ii) and (jj) which shall read as follows:

(ii) ‘EMC Merger Agreement’ shall mean the Agreement and Plan of Merger among EMC Corporation, a Massachusetts corporation (“EMC”), Epiphany Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of EMC (“Epiphany Merger Sub”), and the Company dated as of October 20, 2005, as the same may be amended from time to time.

(jj) ‘EMC Voting Agreements’ shall mean those certain Voting Agreements by and between EMC, Epiphany Merger Sub and each Stockholder (as defined therein) dated October 20, 2005, as the same may be amended from time to time.

2.	Addition of New Section 36.

The Rights Agreement is hereby amended by adding a Section 36 thereof which shall read as follows:

“Section 36. Exception For EMC Merger and Voting Agreements. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date, a Flip-In Event nor a Stock Acquisition Date shall be deemed to have occurred, none of EMC, Epiphany Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the EMC Merger Agreement, the EMC Voting Agreements or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the EMC Merger Agreement, the consummation of any of the transactions contemplated by the EMC Merger Agreement in accordance with the provisions of the EMC Merger Agreement, including the Merger (as defined in the EMC Merger Agreement), or by the EMC Voting Agreements.”

3.	Effectiveness.

This Amendment shall be deemed effective as of October 20, 2005 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.	Miscellaneous.

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

CAPTIVA SOFTWARE CORPORATION

By:	/s/ Reynolds C. Bish

Name:	Reynolds C. Bish

Title:	Chief Executive Officer

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia

Name:	Dennis V. Moccia

Title:	Managing Director

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